Exhibit 99.1

EBIX COMPLETES ACQUSITION OF SYDNEY BASED TELSTRA EBUSINESS
SERVICES

New Company named EbixExchange Australia

ATLANTA, GA — January 2, 2008 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced that effective January 1, 2008, it has completed the acquisition of Telstra eBusiness Services. The acquisition, Ebix’s second this year, adds a premier insurance exchange to Ebix, which is used by an estimated 84% of insurance brokers in Australia, while processing 4.7 million transactions across 1.4 million policies. The acquisition is expected to be accretive to Ebix earnings per share for 2008.

Ebix also announced that post completion, Telstra eBusiness name has been changed to EbixExchange Australia with immediate effect.

Ebix also announced that it has named Leon d’Apice to head all its Australian Operations with direct responsibility of running EbixExchange Australia. The company also announced that Simon Agar has been named as the Chief Technology Officer for Australia while all marketing functions for Ebix and EbixExchange Australia will report to Rin Strybosch.

Leon and Simon have both been with Ebix Australia since its inception and were founding Directors of Sydney based Complete Broking Systems Ltd. before Ebix acquired it in 1997. Rin has been with Ebix since July 2004 and was a founding Director of Melbourne based Heart Consulting before Ebix acquired it.

Ebix also announced that as a part of its efforts to integrate EbixExchange Australia into its culture and expansion drive, it has replaced the pre-completion management team of Brendan Tobin, Taqueer Khan, and Romy Poxleitner with the above new team. In addition, Ebix has already put in place a few other staff changes targeted towards providing EbixExchange Australia with a permanent team that can drive its planned growth strategy while keeping costs in check.

Robin Raina, President and CEO, Ebix Inc. said, “We are committed to growing EbixExchange Australia aggressively, while ensuring that its cost structure is well positioned for growth. It was imperative for us to name a team that had a track record of success with us and also a vision plan to grow the company. Accordingly we had to name our best people to drive this initiative and that is precisely what we decided to do.”

Leon d’Apice said, “We are excited about the growth possibilities. We intend to launch a number of new initiatives in the Australian markets through EbixExchange Australia, in areas that Telstra eBusiness did not address, namely - Claims, Settlements and Negotiated Risks. We intend to do that while making additional endeavors to improve the existing Sunrise exchange business experience for the existing customers.”

No financial advisors were involved in the transaction from the Ebix side. PriceWaterhouseCoopers served as financial advisors to Telstra for this transaction.

About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry.  Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, UK, the US, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.  Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM).  For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives.  The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2006, included under “Item 1. Business—Risk Factors.”  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.

CONTACT:

Jesenia Jurado

Ebix, Inc.

678 -281-2036 or jjurado@ebix.com